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Pricing Supplement dated December 11, 2002 			  Rule 424(b)(3)
(To Prospectus dated April 3, 2002 and			      File No. 333-84692
Prospectus Supplement dated April 4, 2002)


			TOYOTA MOTOR CREDIT CORPORATION

			Medium-Term Note - Fixed Rate

________________________________________________________________________________


Principal Amount:  $350,000,000		    Trade Date: December 11, 2002
Issue Price: See "Additional Terms of the   Original Issue Date: December 18,2002
  Notes - Plan of Distribution"
Interest Rate: 2.80% per annum		    Net Proceeds to Issuer:  $349,125,000
Interest Payment Dates: Each January 18 and Principal's Discount or
  July 18, commencing January 18, 2003		 Commission:  0.25%
Stated Maturity Date: January 18, 2006


_________________________________________________________________________________




Day Count Convention:

  [X]  30/360 for the period from December 18, 2002 to January 18, 2006
  [ ]  Actual/365 for the period from   	        to
  [ ]  Other (see attached)                       to

Redemption:
  [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
  [ ]  The Notes may be redeemed prior to Stated Maturity Date.
       Initial Redemption Date:
       Initial Redemption Percentage:
       Annual Redemption Percentage Reduction:

Repayment:
  [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
  [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
       Optional Repayment Date(s):
       Repayment Price:     %

Currency:
   Specified Currency:  U.S. dollars
         (If other than U.S. dollars, see attached)
   Minimum Denominations:
         (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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  			___________________________
				Merrill Lynch & Co.
				Salomon Smith Barney



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			ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

	Under the terms of and subject to the conditions of a terms agreement under a First Amended and Restated Distribution Agreement dated September 3, 1998 between TMCC and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill"), Credit Suisse First Boston Corporation, Goldman, Sachs & Co., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc. ("SSB"), as amended by Amendment No. 1 thereto, dated January 12, 2000, Amendment No. 2 thereto, dated August 24, 2001 and Amendment No. 3 thereto, dated April 4, 2002 (as amended, the "Agreement"), SSB and Merrill, each acting as principal, have each agreed severally to purchase $175 million in principal amount of Notes, and TMCC has agreed to sell the Notes at 99.75% of their principal amount. Each of SSB and Merrill may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined independently by SSB and Merrill.

	Under the terms and conditions of the Agreement, SSB and Merrill are each severally committed to take and pay for all of the Notes offered hereby if any are taken.